Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Mobiquity Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rate	Amount Registered (1)	Proposed maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share and Pre-funded Warrants to purchase Common Stock	Rule 457(c)	22,000,000	$0.187	$4,114,000	$0.0001102	$453.36
Fees to be paid	Equity	Warrants and underlying common shares to Placement Agent	Rule 457(c)	1,100,000.2057		226,270	$0.0001102	24.93
	Total Offering Amount					$4,340,270		$478.29
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$478.29

(1)	Represents an estimated (i) 22,000,000 shares of common stock, par value $$0.0001 per share (“Common Stock”) or pre-funded warrants to purchase common stock and (ii) 1,100,000 warrants and underlying shares of the Company’s Common Stock to be issued to the Placement Agent. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.